Exhibit 99.1

Zosano Enters into Common Stock Purchase Agreement with Lincoln Park Capital

October 20, 2017

FREMONT, California—(BUSINESS WIRE)—Zosano Pharma Corporation (NASDAQ:ZSAN) (“Zosano” or the “Company”) a clinical-stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to patients using our proprietary ADAM technology, announced today that it has entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, for up to $35 million.

After the SEC declares a resale registration statement effective relating to the transaction, Zosano will have the right and the sole discretion to sell to LPC up to $35.0 million worth of shares over a 30-month period subject to certain limitations. Zosano will control the timing and amount of any future investment and LPC will be obligated to make purchases in accordance with the purchase agreement and at a price based on recent prevailing market prices at the time of each sale. Proceeds from the purchase agreement will be used to fund the long term safety study for the Company’s lead product candidate, M207, and for general corporate purposes.

LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Zosano’s shares of common stock. No warrants, derivatives, or other share classes are associated with this agreement. In consideration for entering into the agreement, Zosano has issued shares of common stock to LPC as a commitment fee and will issue additional commitment fee shares to LPC on a pro rata basis concurrently with the sale of shares by the Company to LPC pursuant to the agreement. The agreement may be terminated by Zosano at any time, at its sole discretion, without any additional cost or penalty.

A more detailed description of the agreement is set forth in Zosano’s Current Report on Form 8-K to be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Zosano Pharma

Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to patients using our proprietary Adhesive Dermally-Applied Microarray, or ADAM technology. The Company recently announced positive results from our ZOTRIP study that evaluated M207, which is our proprietary formulation of zolmitriptan delivered via our ADAM technology, as an acute treatment for migraine. Zosano is focused on developing products where rapid administration of established molecules with known safety and efficacy profiles provides an increased benefit to patients, for markets where patients remain underserved by existing therapies. The Company anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

About Lincoln Park Capital Fund, LLC

LPC is an institutional investor headquartered in Chicago, Illinois which manages a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, cleantech, energy, real estate and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing and amount of any proceeds that the Company may receive under the common stock purchase agreement, timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties include, without limitation, the risk that we may not have access to the full $35 million in proceeds under the purchase agreement (due to the limitations contained therein) and have no obligation to sell any shares pursuant thereto, as well as risks associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Georgia Erbez

Chief Business Officer and

Chief Financial Officer

510-745-1200